Exhibit 99

MEDIA CONTACT:
Peggy A. Palter
(847) 286-8361

FOR IMMEDIATE RELEASE:
January 17, 2002

SEARS EXPECTS 2002 EPS TO INCREASE 13 TO 15 PERCENT;
FOURTH QUARTER 2001 EARNINGS INCREASE 11 PERCENT

HOFFMAN ESTATES, Ill. - Sears, Roebuck and Co. Chairman and Chief Executive Officer Alan J. Lacy today said the company expects to see earnings per share increase 13 to 15 percent in 2002.

"Our preliminary outlook for 2002 is for comparable earnings per share to increase in the range of 13 to 15 percent," said Lacy. "We anticipate that our retail and related services business will grow operating income at a low double-digit rate, and credit and financial products will grow at a mid single-digit rate. Sears Canada should post improved profitability on a consolidated basis and our corporate and other segment should reflect the significant benefits of our productivity initiatives."

Lacy added that the company ended the year with its domestic retail businesses well positioned for 2002, with inventories down over $500 million from the end of last year.

Fourth Quarter Earnings

The company today reported fourth quarter 2001 net income, excluding non-comparable items, of $657 million, or $2.02 per share, an 11 percent per share increase over the prior year fourth quarter. The increase is due primarily to improved performance in the company's core retail and credit businesses.

"Despite slow holiday sales, our retail and related services profits increased solidly, driven by margin rate improvements across virtually all of our retail formats," said Lacy.

Fourth quarter 2001 was affected by several non-comparable items relating to home office and store operations productivity initiatives, product category exits, and the Exide battery litigation settlement. These non-comparable items resulted in an after-tax charge of $163 million, or $0.50 per share.

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Sears/Add One

Non-comparable items affecting the fourth quarter of 2000 consisted of securitization income, costs related to the closure of under performing stores, and impairment charges related to the Sears Termite and Pest Control business. These non-comparable items, on an after-tax basis, were $167 million, or $0.50 per share.

Reported fourth quarter 2001 net income, including the non-comparable items, was $494 million or $1.52 per share, compared with $442 million, or $1.32 per share in the fourth quarter of 2000.

Retail and Related Services

Retail and related services posted operating income improvement, excluding non-comparable items, of 5.9 percent to $662 million due to margin rate improvements and cost reductions. "We are pleased by our strong profit performance in retail in the fourth quarter. Our initiatives to realign our merchandise offerings, and to improve the productivity of our marketing and inventory investments are clearly yielding results," said Lacy.

Retail and related services revenues for the fourth quarter of 2001 of $9.49 billion were 3.5 percent below last year's fourth quarter revenues of $9.84 billion. Sales increases by The Great Indoors, dealer stores and product repair services were more than offset by declines in revenue from full-line stores. In hardlines, revenue growth was strong in home appliances, big screen and projection TVs, home fitness products and lawn and garden. In softlines, solid home fashions sales were more than offset by weaknesses across all other softline categories.

Retail and related services gross margin rate improved by 40 basis points to 27.9 percent. Full-line hardlines and softlines businesses, and nearly all other retail formats contributed to the margin improvement. The quarter's margin rate was negatively impacted by the LIFO inventory adjustment, which was a credit of $5 million versus a credit of $59 million last year.

Selling and administrative spending was 4.8 percent lower than fourth quarter 2000 due to expense decreases in full-line stores and direct to customer, but was partially offset by higher investment in The Great Indoors. Selling and administrative expenses were 19.0 percent of sales compared with 19.2 percent last year.

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Sears/Add Two

Credit and Financial Products

Operating income excluding non-comparable items increased by $86 million or 25.3 percent to $426 million as favorable funding costs and higher revenues offset higher provision expense.

Fourth quarter domestic credit and financial products revenues increased 1.8 percent from a year ago, to $1.33 billion due to higher average receivable balances. Credit receivables at the end of the fourth quarter grew 2.2 percent over the prior year to $27.6 billion.

Funding costs declined by $119 million or 29.5 percent from last year's quarter due to a favorable interest rate environment.

The provision for uncollectible accounts increased by $52 million or 15.3 percent over last year's period. The net charge-off rate for the quarter increased to 5.23 percent from 4.79 percent last year primarily due to increased customer bankruptcy filings over last year. Portfolio quality remains stable with flat year-over-year delinquencies. The domestic allowance for uncollectible accounts of $1.1 billion is flat as a percentage of ending credit receivables.

Sears Canada

Sears Canada's operating income of $87 million compares with operating income of $53 million in last year's quarter. The $34 million profit improvement is primarily related to a favorable comparison to fourth quarter 2000, which included costs related to the integration and relaunch of Eatons. Sears Canada revenue decreased 3.1 percent to $1.3 billion in the fourth quarter of 2001, in part due to a 3.5 percent decline in the value of the Canadian dollar relative to the U.S. dollar.

Corporate and Other

Segment operating loss, excluding non-comparable items, increased to $94 million from $58 million last year primarily due to costs related to various profit improvement initiatives. Revenues from the home improvement services businesses included in the Corporate and Other segment decreased by 21.3 percent to $74 million primarily due to the sale of the Sears Termite and Pest Control business.

The company repurchased 2.7 million shares of Sears common stock during the quarter at a cost of $124 million.

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Sears/Add Three

Full-Year Results

Net income, excluding the effect of non-comparable items, was $1.39 billion, or $4.22 per share, compared with $1.46 billion, or $4.21 per share for 2000. Reported full-year 2001 net income was $735 million, or $2.24 per share, versus $1.34 billion or $3.88 per share in 2000.

Forward-Looking Statements

This release contains forward-looking statements, including a 2002 Outlook. These statements are based on assumptions about the future which are subject to risks and uncertainties, such as competitive conditions in retail, the effects of the current economic climate and consumer confidence, changes in interest rates, delinquency and charge-off trends in the credit card receivables portfolio, the successful execution of and customer reactions to the company's strategic initiatives, and normal business uncertainty. In addition, Sears typically earns a disproportionate share of its operating income in the fourth quarter due to seasonal buying patterns, which are difficult to forecast with certainty. While the company believes its forecasts and assumptions are reasonable, it cautions that actual results may differ materially. The company intends the forward-looking statements in this release to speak only as of the time of this release and does not undertake to update or revise these projections as more information becomes available.

About Sears

Sears, Roebuck and Co. is a leading U.S. retailer of apparel, home and automotive products and services, with annual revenue of more than $40 billion. The company serves families in the U.S. through Sears stores nationwide, including approximately 860 full-line stores. Sears also offers a wide variety of online offerings accessible through its Web site, http://www.sears.com. The company makes available by phone a recorded message on sales performance of its domestic stores. The message is updated weekly and can be heard by calling (847) 286-6111.

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SEARS, ROEBUCK AND CO.
CONSOLIDATED INCOME

	For the 13 Weeks Ended			For the 52 Weeks Ended
	December 29, 2001 and December 30, 2000			December 29, 2001 and December 30, 2000
(millions, except earnings per share)	2001	2000	% Change	2001	2000	% Change

Revenues
Merchandise sales and services	$ 10,841	$ 11,245	-3.6%	$ 35,843	$ 36,366	-1.4%
Credit and financial products revenues	1,401	1,129	24.1%	5,235	4,571	14.5%
Total revenues	12,242	12,374	-1.1%	41,078	40,937	0.3%

Costs and expenses
Cost of sales, buying and occupancy	7,803	8,126	-4.0%	26,322	26,721	-1.5%
Selling and administrative	2,408	2,510	-4.1%	8,892	8,807	1.0%
Depreciation and amortization	214	205	4.4%	863	839	2.9%
Provision for uncollectible accounts	415	224	85.3%	1,344	884	52.0%
Provision for previously securitized receivables	-	-	-	522	-	-
Interest	321	317	1.3%	1,415	1,248	13.4%
Special charges and impairments	255	251	1.6%	542	251	115.9%
Total costs and expenses	11,416	11,633	-1.9%	39,900	38,750	3.0%

Operating income	826	741	11.5%	1,178	2,187	-46.1%
Other income, net	15	29	-	45	36	-

Income before income taxes and minority interest	841	770	9.2%	1,223	2,223	-45.0%

Income taxes	(331)	(300)	10.3%	(467)	(831)	-43.8%

Minority interest	(16)	(28)	-42.9%	(21)	(49)	-57.1%

Net income	$ 494	$ 442	11.8%	$ 735	$ 1,343	-45.3%

Earnings per share:

Basic	$ 1.53	$ 1.32	15.9%	$ 2.25	$ 3.89	-42.2%

Diluted	$ 1.52	$ 1.32	15.2%	$ 2.24	$ 3.88	-42.3%

Average common and dilutive common equivalent shares outstanding	325.5	334.9		328.5	346.3

SEARS, ROEBUCK AND CO.
Segment Income Statements

(millions)

For the 13 Weeks Ended December 29, 2001 and December 30, 2000
	Excluding Non-Comparable Items and Securitization Income										Reconciling Items
	Retail & Related Services		Credit & Financial Products		Corporate & Other		Sears Canada		Total		Securitization Impact		Non-comparable items		Consolidated GAAP
	2001	2000	2001	2000	2001	2000	2001	2000	2001	2000	2001	2000	2001	2000	2001	2000
Total Revenues	$ 9,492	$ 9,835	$ 1,331	$ 1,307	$ 74	$ 94	$ 1,345	$ 1,388	$ 12,242	$ 12,624	$ -	$ (250)	$ -	$ -	$ 12,242	$ 12,374

Costs and expenses
Cost of sales, buying and occupancy	6,844	7,131	-	-	28	38	931	943	7,803	8,112	-	-	-	14	7,803	8,126
Selling and administrative	1,801	1,892	225	220	126	100	256	335	2,408	2,547	-	(37)	-	-	2,408	2,510
Depreciation and amortization	174	178	4	4	14	14	22	9	214	205	-	-	-	-	214	205
Provision for uncollectible accounts	-	-	391	339	-	-	24	19	415	358	-	(134)	-	-	415	224
Provision for previously securitized receivables	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Interest	11	9	285	404	-	-	25	29	321	442	-	(125)	-	-	321	317
Special charges and impairments	-	-	-	-	-	-	-	-	-	-	-	-	255	251	255	251
Total costs and expenses	8,830	9,210	905	967	168	152	1,258	1,335	11,161	11,664	-	(296)	255	265	11,416	11,633

Operating income	$ 662	$ 625	$ 426	$ 340	$ (94)	$ (58)	$ 87	$ 53	$ 1,081	$ 960	$ -	$ 46	$ (255)	$ (265)	$ 826	$ 741

Net Income									$ 657	$ 609	$ -	$ 30	$ (163)	$ (197)	$ 494	$ 442

EPS - Diluted									$ 2.02	$ 1.82	$ -	$ 0.09	$ (0.50)	$ (0.59)	$ 1.52	$ 1.32

Average shares o/s									325.5	334.9	325.5	334.9	325.5	334.9	325.5	334.9

For the 52 Weeks Ended December 29, 2001 and December 30, 2000
	Excluding Non-Comparable Items and Securitization Income										Reconciling Items
	Retail & Related Services		Credit & Financial Products		Corporate & Other		Sears Canada		Total		Securitization Impact		Non-comparable items		Consolidated GAAP
	2001	2000	2001	2000	2001	2000	2001	2000	2001	2000	2001	2000	2001	2000	2001	2000
Total Revenues	$ 31,434	$ 32,024	$ 5,216	$ 5,247	$ 378	$ 353	$ 4,325	$ 4,282	$ 41,353	$ 41,906	$ (275)	$ (969)	$ -	$ -	$ 41,078	$ 40,937

Costs and expenses
Cost of sales, buying and occupancy	23,169	23,662	-	-	159	144	2,994	2,901	26,322	26,707	-	-	-	14	26,322	26,721
Selling and administrative	6,628	6,687	833	810	473	407	997	1,038	8,931	8,942	(39)	(135)	-		8,892	8,807
Depreciation and amortization	704	710	18	16	58	53	83	60	863	839	-	-	-		863	839
Provision for uncollectible accounts	-	-	1,441	1,358	-	-	56	48	1,497	1,406	(153)	(522)	-	-	1,344	884
Provision on previously securitized receivables	-	-	-	-	-	-	-	-	-	-	-	-	522	-	522	-
Interest	32	25	1,395	1,550	-	-	111	113	1,538	1,688	(123)	(440)	-	-	1,415	1,248
Special charges and impairments	-	-	-	-	-	-	-	-	-	-	-	-	542	251	542	251
Total costs and expenses	30,533	31,084	3,687	3,734	690	604	4,241	4,160	39,151	39,582	(315)	(1,097)	1,064	265	39,900	38,750

Operating income	$ 901	$ 940	$ 1,529	$ 1,513	$ (312)	$ (251)	$ 84	$ 122	$ 2,202	$ 2,324	$ 40	$ 128	$ (1,064)	$ (265)	$ 1,178	$ 2,187

Net Income									$ 1,385	$ 1,458	$ 26	$ 82	$ (676)	$ (197)	$ 735	$ 1,343

EPS - Diluted									$ 4.22	$ 4.21	$ 0.08	$ 0.24	$ (2.06)	$ (0.57)	$ 2.24	$ 3.88

Average shares o/s									328.5	346.3	328.5	346.3	328.5	346.3	328.5	346.3

SEARS, ROEBUCK AND CO.
SUPPLEMENTAL INFORMATION - DOMESTIC CREDIT CARD RECEIVABLES, INVENTORY
AND STORE COUNT
(millions)

		Average Balance				Ending Balance
		For the 13 Weeks ended		For the 52 Weeks ended
		December 29, 2001 and December 30, 2000		December 29, 2001 and December 30, 2000		December 29,	December 30,
		2001	2000	2001	2000	2001	2000

Managed domestic credit card receivables		$ 26,754	$ 26,262	$ 26,318	$ 25,830	$ 27,599	$ 27,001

		For the 13 Weeks ended		For the 52 Weeks ended
		December 29, 2001 and December 30, 2000		December 29, 2001 and December 30, 2000
Domestic managed credit card receivables-		2001	2000	2001	2000
Net interest margin:
Portfolio yield		19.17%	19.22%	19.17%	19.68%
Effective financing rate		4.21%	6.11%	5.25%	5.96%
Net interest margin		14.96%	13.11%	13.92%	13.72%

Domestic managed net charge-off rate		5.23%	4.79%	5.32%	5.12%

		2001				2000
		Dec. 29, 2001	Sep. 29, 2001	Jun. 30, 2001	Mar. 31, 2001	Dec. 30, 2000

Domestic managed credit card receivables-
Delinquency rate		7.58%	7.41%	7.26%	7.50%	7.56%

Allowance for uncollectible accounts		$ 1,115	$ 1,089	$ 1,089	$ 567	$ 649

Allowance % of domestic on-book credit card receivables		4.04%	4.15%	4.19%	4.14%	4.03%

		December 29,	December 30,
		2001	2000

Domestic inventories	-LIFO	$ 4,372	$ 4,941
	-FIFO	$ 4,962	$ 5,507

		For the 13 Weeks Ended		For the 52 Weeks ended
		December 29, 2001 and December 30, 2000		December 29, 2001 and December 30, 2000

Pretax LIFO charge (credit)		$ (5)	$ (59)	$ 25	$ (29)

		December 30,			December 29,
Domestic retail stores:		2000	Opened	Closed	2001
Full-line stores		863	13	(9)	867
Specialty formats		2,158	60	(78)	2,140
Total		3,021	73	(87)	3,007

Gross square feet		147.3	3.6	(2.4)	148.5

SEARS, ROEBUCK AND CO.
NON-COMPARABLE ITEMS

(millions, except per share data)	Pre-tax		Earnings per Share

Year ended December 29, 2001	Qtr 4 2001	2001	Qtr 4 2001	2001

Operating income, excluding non-comparable items	$ 1,081	$ 2,202	$ 2.02	$ 4.22
Home office and store operations initiatives	123	123	0.25	0.24
Product category exits	69	69	0.13	0.14
Exide battery litigation settlement	63	63	0.12	0.12
HomeLife closure and other	-	205	-	0.39
Exit of cosmetics business	-	82	-	0.16
Total special charges and impairments	255	542	0.50	1.05

Provision for previously securitized receivables	-	522	-	1.01
Net securitization income	-	(40)	-	(0.08)

Total non-comparable items	255	1,024	0.50	1.98

As reported	$ 826	$ 1,178	$ 1.52	$ 2.24

(millions, except per share data)	Pre-tax		Earnings per Share

Year ended December 30, 2000	Qtr 4 2000	2000	Qtr 4 2000	2000

Operating income, excluding non-comparable items	$ 960	$ 2,324	$ 1.82	$ 4.21
Store closings and staff reductions	136	136	0.27	0.26
Sears Termite and Pest Control Impairment	115	115	0.29	0.28
Total special charges and impairments	251	251	0.56	0.54

Inventory liquidation losses	14	14	0.03	0.03
Net securitization income	(46)	(128)	(0.09)	(0.24)

Total non-comparable items	219	137	0.50	0.33

As reported	$ 741	$ 2,187	$ 1.32	$ 3.88